Amendment to the By-Laws
                                       of
                     Credit Suisse Select Equity Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Select Equity Fund, Inc., the name has changed to Credit Suisse Large Cap Blend Fund, Inc.

Dated the 8th of August, 2005